Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Angie Yang/Eileen Rauchberg
Chairman/Chief Executive Officer	PondelWilkinson Inc.
Phone (310) 270-9501	Corporate and Investor Relations
Phone: (310) 279-5980
Jason P. DiNapoli
President/Chief Operating Officer
Phone: (310) 270-9505

1ST CENTURY BANCSHARES REPORTS IMPROVED FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2008

Los Angeles, CA – May 8, 2008 – 1st Century Bancshares, Inc. (the “Company” or “1st Century Bancshares”) (OTCBB:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported continued growth in loans and deposits as well as operating results for its first quarter ended March 31, 2008.

The Company reported net income of $206,000, or $.02 per diluted share, for the three months ended March 31, 2008 compared to net income of $164,000 or $.02 per diluted share, in the same period a year ago.

“We are gratified that the Company continued to deliver higher levels of loans, deposits and earnings, despite the challenges of operating in an economically difficult environment and declining interest rates,” said Alan I. Rothenberg, Chairman and Chief Executive Officer of 1st Century Bancshares.  “With one of the strongest balance sheets among our banking peers, coupled with our sound and conservative credit philosophy, we believe we are well positioned and have the industry expertise to navigate through these turbulent times.”

First Quarter Highlights

•                  Net income of $206,000 for the first quarter of 2008 was $42,000 or 26% higher than the first quarter of 2007.

•                  Provision for loan losses of $165,000 for the first quarter of 2008 represented an increase of $148,000 compared to the first quarter of 2007.

•                  Net interest margin for the first quarter of 2008 expanded to 4.65% compared to 4.38% in the first quarter of 2007.

•                  Total risk-based capital was 28.60% at March 31, 2008, which is substantially above regulatory standards for “well-capitalized” financial institutions.

Net Interest Income and Margin

Net interest income of $2.7 million for the quarter ended March 31, 2008 represented an increase of approximately $473,000 or 21.0% over the $2.3 million reported for the same quarter in 2007.  The increase in net interest income was primarily attributed to growth in average earning asset from $208.4 million for the quarter ended March 31, 2007 to $235.6 million for the quarter ended March 31, 2008 or an increase of 13.1%.

The Company’s net interest margin for the quarter ended March 31, 2008 was 4.65% compared to 4.38% for the same period one year earlier.  The 27 basis point increase in net interest margin was primarily due to a 171 basis point reduction of interest paid on interest-bearing liabilities and an increase in average demand deposit balances of $7.4 million offset by a 75 basis point reduction in yield on earning assets.

“During the first quarter of 2008, our net interest margin expanded to 4.65% from 4.53% in the fourth quarter of 2007.  This improvement was a result of aggressively managing the repricing of interest-bearing deposits during a period when federal funds decreased by 200 basis points,” said Jason P. DiNapoli, President/Chief Operating Officer.  He further stated that “We are very pleased with our improved net interest margin but are cautious as to the impact that future reductions to federal funds will have on our net interest margin.”

Non-Interest Income

Non-interest income for the quarter ended March 31, 2008 was $116,000 compared to $175,000 for the same period a year ago.  The decrease in non-interest income is primarily a result of the Company having no loan syndication fees in the quarter ended March 31, 2008 compared to $125,000 for the same period in 2007.

Non-Interest Expense

Non-interest expense was $2.3 million for the quarter ended March 31, 2008 compared to $2.2 million for the same quarter a year ago, representing an increase of $80,000 or 3.6%.  This was primarily due to an increase in compensation and benefits from $1.1 million for the quarter ended March 31, 2007 to $1.5 million for the same quarter in 2008.  The Company’s average full time employees increased from 32 for the quarter ended March 31, 2007 to 41 for the quarter ended March 31, 2008.  The increase in compensation and benefits was offset by a decrease in professional fees from $451,000 for the quarter ended March 31, 2007 to $137,000 for the same quarter in 2007.

Balance Sheet

Total assets increased 15.5% or $34.8 million to $258.7 million at March 31, 2008 compared to $223.9 million at December 31, 2007.  The growth in assets was primarily in federal funds sold which increased $23.5 million to $25 million at March 31, 2008 and total loans which increased 2.7% or $4.7 million to $177.1 million at March 31, 2008 compared to $172.4 million at December 31, 2007.

Loan growth was funded primarily by an increase in total deposits of $31.7 million or 19.7% from $161.2 million at December 31, 2007 to $192.9 million at March 31, 2008 and an increase in other borrowings of $3.0 million to $5.0 million at March 31, 2008 compared to $2.0 million at December 31, 2007.

The increase in deposits of $31.7 million was the result of non-interest-bearing demand deposits increasing from $32.7 million at December 31, 2007 to $61.1 million at March 31, 2008.  Of the $28.4 million increase, a single customer deposited approximately $23.4 million in March 2008 with the expectation of withdrawing the funds in April 2008.  On April 2, 2008 the full amount of the customer’s funds were withdrawn.  Excluding this event, total deposits would have been $169.5 million at March 31, 2008 compared to $161.2 million at December 31, 2007 or an increase of $8.3 million or 5.1% for the period ended March 31, 2008.

Credit Quality

The allowance for loan losses was $2.4 million, or 1.35% of total loans at March 31, 2008, compared to $2.4 million, or 1.37% of total loans at December 31, 2007.  The provision for loan losses was $165,000 for the three months ended March 31, 2008, compared to $17,000 in the same period a year ago.  Charge-offs were $149,000 for the period ended March 31, 2008 and $0 for the same period a year ago.

At March 31, 2008 the Company had $578,000 of other real estate owned through foreclosure of two residential real estate properties.  Both properties were collateral for two purchased real estate mortgage loans located in Southern California.  In March 2008, the Company charged-off $149,000 related to these loans.  The amount of $578,000 represents management’s estimate of fair value less estimated disposal costs for these properties.

In 2004, the Company in its initial year of operation purchased 28 single family residential mortgage loans totaling approximately $12.6 million, none of which were sub-prime mortgages.  The Company purchased these loans as an opportunity to enhance its yield on earning assets during its initial months of operation.  As of March 31, 2008 there are three remaining purchased loans totaling $1.6 million that are performing loans.

The Company had no non-performing loans at December 31, 2007 and $578,000 of other real estate owned at March 31, 2008.

Management follows diligent and thorough credit administration and risk management practices such as analyzing classified credits, pools of loans, economic factors, trends in loan portfolio, and changes in policies, procedures, and underwriting criteria.  Management believes that the allowance for loan losses at March 31, 2008 and the methodology utilized in deriving that level is adequate to absorb known and inherent losses in the loan portfolio.

Capital Adequacy

At March 31, 2008, stockholders’ equity in the Company totaled $59.3 million, which included $341,000 of accumulated other comprehensive income compared to $58.6 million at December 31, 2007, which included $69,000 of accumulated other comprehensive income.  The Company’s and the Bank’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 28.60%, 27.38% and 24.10%, respectively, were all substantially above the regulatory standards for “well-capitalized” financial institutions.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, include, but are not limited to, the Company’s ability to provide greater flexibility for capital planning and operational expansion, navigate the difficult banking environment, maintain strong loan loss reserves and remain well capitalized and implement operational enhancements.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from 1st Century Bancshares’ recent performance:

	March 31,	December 31,	March 31,
	2008	2007	2007
Balance Sheet Results:
(Dollars in thousands except per share data)

Total Assets	$258,655	$223,855	$221,726
Gross Loans	$177,063	$172,364	$123,272
Unearned Fee Income	$110	$131	$157
Allowance for Loan Losses (“ALL”)	$2,385	$2,369	$1,685
Total Net Loans	$174,568	$169,864	$121,430
ALL to Gross Loans	1.35%	1.37%	1.37%
Net Charge-off to Average Gross Loans	0.08%	—	—
Non-performing Assets	$578	$—	$—
Total Deposits	$192,936	$161,193	$165,435
Total Stockholders’ Equity	$59,317	$58,612	$54,479
Net Loans to Deposits	90.48%	105.38%	73.40%
Equity to Assets	22.93%	26.18%	24.57%
Ending Shares Outstanding	9,913,884	9,913,884	9,829,058
Ending Book Value per Share	$5.98	$5.91	$5.54

	Three Months Ended March 31,
	2008	2007
Quarterly Operating Results:
(Dollars in thousands except per share data)

Net Interest Income	$2,726	$2,253
Provision for Loan Losses	$165	$17
Non-interest Income	$116	$175
Non-interest Expense	$2,327	$2,247
Income Before Taxes	$350	$164
Income Tax Provision	$144	$—
Net Income	$206	$164
Basic Income per Share	$0.02	$0.02
Diluted Income per Share	$0.02	$0.02
Quarterly Return on Average Assets*	0.34%	0.31%
Quarterly Return on Average Equity*	1.40%	1.20%
Quarterly Net Interest Margin*	4.65%	4.38%

*Percentages are reported on an annualized basis.